  Exhibit 99.1

Dynatronics Appoints Norman Roegner III
as Chief Financial Officer

Eagan, Minnesota (November 9, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced the appointment of Norman Roegner III as Chief Financial Officer (“CFO”), effective November 9, 2020. Roegner will report to the Company’s President and Chief Executive Officer, John Krier, and will lead the finance, accounting, investor relations, and supply chain teams. He succeeds Krier who was promoted to CEO in July of this year and who continued to serve as acting CFO until Roegner’s appointment.

Roegner was previously affiliated with Molex, LLC, a subsidiary of Koch Industries and globally recognized provider of electronic solutions in a wide range of industries, including medical device manufacturing. Most recently, Roegner was the Vice President of Finance of Phillips-Medisize, LLC, a Molex company, where he served on the executive leadership team leading the global finance and accounting functions for Molex’s Medical and Pharmaceutical Solutions division. Phillips-Medisize, LLC is an end-to-end provider of innovation, development, and manufacturing solutions to pharmaceutical, diagnostics, and medical device markets. Prior to Phillips-Medisize, LLC, Roegner had various leadership roles in the finance, supply chain, sales operations and marketing divisions throughout the Molex organization.

“I welcome the opportunity to work closely with John Krier, the Board of Directors, and passionate employees at Dynatronics. I intend to work closely with John and the leadership team to pursue our growth and value creation strategy for our customers and shareholders,” said Roegner.

"We are excited to have Norm join Dynatronics. He brings extensive finance, manufacturing, supply chain and product leadership experience in the medical device industry and will be able to immediately lead the finance organization,” explained Krier. “Norm fills an important role in our executive team and will help define our future.”

Roegner will operate from the Company’s Eagan, Minnesota facility, which is the location of the Company’s principal executive offices.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The Company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

For additional information, please visit: www.dynatronics.com
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